Exhibit 99.1
Released on October 21, 2011, at 5:12 p.m. by PR Newswire.

P.O. Box 105075 Atlanta, GA 30348-1075 (404) 639-6500 www.lionbank.com

Contact:	James B. Miller (404) 240-1501
jim.miller@lionbank.com

Palmer Proctor (404) 240-1525
palmer.proctor@lionbank.com
FIDELITY BANK ACQUIRES ASSETS AND DEPOSITS OF
DECATUR FIRST BANK FROM FDIC
ATLANTA, GA (October 21, 2011) — Fidelity Bank, a subsidiary of Fidelity Southern Corporation (NASDAQ:LION) announced it entered into a purchase and assumption agreement with the FDIC to assume substantially all loans and approximately $175 million in deposits of Decatur First Bank. Decatur First Bank operated as Decatur First Bank in Decatur, as Bank of Morgan County in Madison, and as Lake Oconee Community Bank at Lake Oconee. Fidelity Bank purchased both insured and uninsured deposits and therefore all Decatur First Bank depositor accounts will be honored in full. All former Decatur First Bank locations will open as normal on Saturday, October 22, and Monday, October 24, at their regular times and Decatur First Bank customers will continue to be able to conduct banking business, including accessing their money by writing checks and using ATM or debit cards. All outstanding checks will be processed as usual, and customers can continue using their Decatur First checks. Customers may use any Fidelity Bank ATM free of charge.
With the acquisition, Fidelity Bank will operate twenty-six banking locations in 11 metro Atlanta counties with one branch located in Jacksonville, Florida.
Fidelity Southern Corporation, through its operating subsidiaries Fidelity Bank and LionMark Insurance Company, provides banking services and credit-related insurance products through 26 branches in metropolitan Atlanta, Georgia, a branch in Jacksonville, Florida, and an insurance office in Atlanta, Georgia. SBA, Indirect Automobile, and Mortgage loans are provided through employees located throughout the South. For additional information about Fidelity’s products and services, please visit the website at www.FidelitySouthern.com.